CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-121293 on Form S-8 of EuroBancshares, Inc. of our report dated March 15, 2007 on the consolidated financial statements of EuroBancshares, Inc., on EuroBancshares, Inc. management's assessment of the effectiveness of internal control over financial reporting, and on the effectiveness of internal control over financial reporting of EuroBancshares, Inc., which report is included in Form 10-K for EuroBancshares, Inc. for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLP

Fort Lauderdale, Florida
March 15, 2007